EXHIBIT 10.55

RELINQUISHMENT OF DEBT CONVERSION RIGHTS

WHEREAS, Michael Membrado (“Mr. Membrado”), outside legal counsel to Findex.com, Inc. (the “Company”), has been providing legal and other consulting services to the Company for approximately 20 years, and is owed by the Company as of the date hereof an amount in demand debt equal to $338,880.48, inclusive of accrued interest through the date hereof, as a result of accumulated, unpaid fees;

WHEREAS, 100% of the afore-described demand debt currently owed by the Company to Membrado is convertible into shares of Company common stock in accordance with its terms;

WHEREAS, in order to make available to the Company the opportunity to raise critically required capital to enable the Company to reasonably sustain and grow itself, and enter into other desirable transactions, the Company needs available to it more authorized but unissued shares of common stock than it currently has available;

WHEREAS, the Company has requested that Mr. Membrado, in the interests of enabling the Company to raise such critically required financing and enter into such other desirable transactions, relinquish his rights to convert his demand debt to shares of Company common stock, and Mr. Membrado desires to so relinquish such rights;

NOW, THEREFORE, for and in consideration of the foregoing recitals, Mr. Membrado hereby agrees to irrevocably relinquish any and all of his rights to convert all or any portion of the demand debt owed by the Company to him as of the date hereof.

IN WITNESS WHEREOF, Mr. Membrado has executed this Relinquishment of Debt Conversion Rights this 24th day of December, 2018.

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Michael Membrado